Liberator Medical Reports Revenue of $81.6 Million for its Fiscal Year Ended September 30, 2015, Declares Cash Dividend of Up to $0.0325 per Share

December 14, 2015 18:29 ET

The Company Reports Net Income of $7.3 Million, or $0.14 per share, for the Year

STUART, Fla., December 14, 2015 (MARKETWIRED) -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) (the “Company”) today announced the financial results for its fiscal year ended September 30, 2015. Financial highlights are summarized below:

In thousands, except per share data	FY 2015	FY 2014	Change

Net Sales	$81,602	$74,569	9.4%
Operating income	11,947	12,709	-6.0%
Net income	7,308	7,802	-6.3%
Earnings per diluted share	0.14	0.15	-6.7%
Dividends declared per share	$0.13	$0.12	8.3%

Net sales for fiscal year 2015 increased by $7,033,000, or 9.4%, to $81,602,000, compared with sales of $74,569,000 for fiscal year 2014.  The increase in sales was primarily due to the Company’s continued emphasis on its direct response advertising campaign to acquire new customers and the Company’s emphasis on customer service to maximize the reorder rates for its recurring customer base.

Income from operations for fiscal year 2015 decreased by $762,000, or 6.0%, to $11,947,000, compared with fiscal year 2014. The decrease in operating income was primarily attributed to increases in legal and settlement costs, advertising expense, and bad debt expense, partially offset by increased gross profits driven by increased sales volumes and a reduction as a percentage of sales in payroll costs and other general and administration expenses.

Net income for fiscal year 2015 was $7,308,000, or $0.14 per diluted share, compared with net income of $7,802,000, or $0.15 per diluted share, for fiscal year 2014.

The Company had cash of $9,433,000 at September 30, 2015, compared with $12,261,000 at September 30, 2014, a decrease of $2,828,000. The decrease in cash during fiscal year 2015 was due to $3,698,000 of cash provided by operating activities, partially offset by $116,000 of cash used in investing activities and $6,410,000 of cash used in financing activities.

The Company Declares Cash Dividend of Up to $0.0325 per Share

On December 11, 2015, the Company’s Board of Directors declared a dividend of up to $0.0325 per share of the Company’s common stock, which is payable as follows:

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$0.02 per share in cash on January 8, 2016, to holders of record of shares of the Company’s common stock at the close of business on December 23, 2015; and

•

up to $0.0125 per share in cash which will be paid within two business days before, or on, the closing date of the previously announced acquisition of the Company by C. R. Bard, Inc. (“Bard”), to holders of record of shares of the Company’s common stock at the close of business on that date, but only if, after giving effect to such payment, cash balances on a consolidated basis equal or exceed a threshold of $547,000 (subject to certain reductions agreed upon with Bard).

If a stockholder transfers its shares of common stock before the $0.0125 dividend is paid (including if a stockholder transfers its shares after December 23, 2015), that stockholder will lose its right to payment of the $0.0125 dividend.

This is the twelfth consecutive quarterly cash dividend to be paid by the Company, commencing with the dividend paid in May 2013.

The Company’s policy is to pay a sustainable quarterly dividend to its shareholders. The Company’s Board of Directors evaluates on a quarterly basis the amount and timing of future dividends based on the Company’s operating results, financial condition, capital requirements and general business conditions. The amount and timing of dividends may vary, and the payment of any dividend does not assure that the Company will be able to pay or will declare dividends in the future.  The Company’s ability to continue paying dividends has been limited under the merger agreement with Bard, as described in our preliminary proxy statement, filed with the U.S. Securities and Exchange Commission on December 11, 2015.

Other Significant Events for Fiscal Year 2015

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On December 8, 2015, the Company repaid the outstanding balance and terminated its credit line facility with PNC Bank, National Association.

Mark Libratore, the Company’s President and CEO, commented, “I am pleased to report that we were able to grow sales in fiscal 2015.  In fiscal 2015, we expanded the scope and reach of our sales and marketing activities and strengthened our customer base through our proven direct response advertising efforts and uncompromising customer service.  We look forward to continuing to provide this high level of service to our customers in 2016.”

Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors.  Accredited by The Joint Commission, the Company’s unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions.  The Company is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance.  The Company’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies including, urological products, ostomy supplies, mastectomy fashions and diabetes supplies.  The Company communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by management, the use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent management’s current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to: the satisfaction of closing conditions to the acquisition by Bard; the possibility that the acquisition will not be completed or, if completed, not completed in the expected timeframe; the potential that the expected benefits and opportunities of the acquisition may not be realized or may take longer to realize than expected; regulatory limitations on the medical industry in general;, working capital constraints; fluctuations in customer demand and commitments; fluctuation in quarterly results; introduction of new services and products; commercial acceptance and viability of new services and products; pricing and competition; reliance upon subcontractors and vendors; the timing of new technology and product introductions; the risk of early obsolescence of the Company’s products; and adverse litigation or government action.  The Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Additional Information about the Transaction

In connection with the proposed merger with C. R. Bard, Inc. and the required shareholder approval, the Company filed with the U.S. Securities and Exchange Commission (SEC) a preliminary proxy statement on December 11, 2015. The Company also intends to file with the SEC and mail to its shareholders a definitive proxy statement. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the merger. Information about the Company’s executive officers and directors and their ownership of the Company stock is set forth in the proxy statement for the Company’s 2015 Annual Meeting of Shareholders, which was filed with the SEC on August 11, 2015.  Other information regarding the interests of the participants in the proxy solicitation is set forth in the preliminary proxy statement, as it may be amended, that was filed with the SEC on December 11, 2015, and will be set forth in the definitive proxy statement that the Company intends to file with the SEC.  Shareholders may obtain free copies of the proxy statement and the other documents filed by the Company with the SEC (when they are available) at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company by going to the Company’s Investor Relations page on its corporate website at www.ir.liberatormedical.com, by contacting the Company’s investor relations by telephone at (772) 287-2414, or by mail at Liberator Medical Holdings, Inc., 2979 SE Gran Park Way, Stuart, Florida 34997, Attention: Investor Relations.

Liberator Medical Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2015 and 2014

(In thousands, except dollar per share amounts)

	2015	2014

Assets
Current Assets:
Cash	$9,433	$12,261
Accounts receivable, net of allowances of $5,989 and $4,569, respectively	10,333	8,866
Inventory, net of allowance for obsolete inventory of $221 and $181, respectively	6,248	1,954
Deferred tax assets	2,897	2,005
Prepaid and other current assets	670	449
Total Current Assets	29,581	25,535
Property and equipment, net of accumulated depreciation of $4,425 and $4,016, respectively	993	1,260
Deferred advertising, net	31,536	26,936
Intangible assets, net of accumulated amortization of $397 and $281, respectively	304	420
Other assets	158	178
Total Assets	$62,572	$54,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,915	$6,085
Accrued liabilities	2,683	1,758
Dividends payable	1,741	1,728
Credit line facility	1,500	−
Income tax payable	531	178
Other current liabilities	103	161
Total Current Liabilities	16,473	9,910
Deferred tax liabilities	11,973	10,031
Credit line facility	−	1,500
Other long-term liabilities	421	453
Total Liabilities	28,867	21,894

Commitments and contingencies (see Note 9)

Stockholders’ Equity:
Common stock, $0.001 par value, 200,000 shares authorized, 53,927 and 53,520 shares issued, respectively; 53,573 and 53,166 shares outstanding at September 30, 2015 and 2014, respectively	54	54
Additional paid-in capital	37,290	36,385
Accumulated deficit	(3,159)	(3,524)
Treasury stock, at cost; 354 shares at September 30, 2015 and 2014	(480)	(480)
Total Stockholders’ Equity	33,705	32,435
Total Liabilities and Stockholders’ Equity	$62,572	$54,329

See accompanying notes to consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the fiscal years ended September 30, 2015, 2014 and 2013

(In thousands, except dollar per share amounts)

	2015	2014	2013

Net Sales	$81,602	$74,569	$69,111

Cost of Sales	31,531	27,808	25,689

Gross Profit	50,071	46,761	43,422

Operating Expenses:
Payroll, taxes and benefits	15,457	14,788	14,311
Advertising	11,157	9,902	8,908
Bad debts	4,408	3,279	3,069
Depreciation and amortization	525	663	683
General and administrative	5,977	5,420	4,692
Litigation settlement	600	−	−
Total Operating Expenses	38,124	34,052	31,663

Income from Operations	11,947	12,709	11,759

Other expenses	(63)	(50)	(83)

Income before Income Taxes	11,884	12,659	11,676

Provision for Income Taxes	4,576	4,857	4,598

Net Income	$7,308	$7,802	$7,078

Basic earnings per share:
Weighted average shares outstanding	53,341	52,704	50,115
Earnings per share	$0.14	$0.15	$0.14

Diluted earnings per share:
Weighted average shares outstanding	53,717	53,679	52,375
Earnings per share	$0.14	$0.15	$0.14

Dividends declared per common share	$0.13	$0.12	$0.08

See accompanying notes to consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the fiscal years ended September 30, 2015 and 2014

(In thousands)

	Common Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Treasury Stock	Stockholders’ Equity

Balance at October 1, 2012	48,143	$48	$34,707	$(7,746)	$(50)	$26,959
Options issued to employees and directors	−	−	76	−	−	76
Common stock issued for exercise of options and warrants	4,294	5	265	−	−	270
Common stock issued for employee stock purchase plan	111	−	63	−	−	63
Purchase of treasury stock	(265)	−	−	−	(430)	(430)
Net income	−	−	−	7,078	−	7,078
Cash dividends declared, $0.08 per share	−	−	−	(4,185)	−	(4,185)
Balance at September 30, 2013	52,283	$53	$35,111	$(4,853)	$(480)	$29,831
Options issued to employees and directors	−	−	89	−	−	89
Common stock issued to directors	26	−	112	−	−	112
Common stock issued for exercise of options and warrants	857	1	895	−	−	896
Income tax benefit related to exercise of stock options	−	−	178	−	−	178
Net income	−	−	−	7,802	−	7,802
Cash dividends declared, $0.12 per share	−	−	−	(6,473)	−	(6,473)
Balance at September 30, 2014	53,166	$54	$36,385	$(3,524)	$(480)	$32,435
Options issued to employees and directors	−	−	31	−	−	31
Common stock issued to directors	88	−	200	−	−	200
Common stock issued for exercise of options and warrants	319	−	656	−	−	656
Income tax benefit related to exercise of stock options	−	−	18	−	−	18
Net income	−	−	−	7,308	−	7,308
Cash dividends declared, $0.13 per share	−	−	−	(6,943)	−	(6,943)
Balance at September 30, 2015	53,573	$54	$37,290	$(3,159)	$(480)	$33,705

See accompanying notes to consolidated financial statements

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Robert Davis

Liberator Medical Holdings, Inc.

772-463-3737

bdavis@liberatormedical.com

www.liberatormedical.com

Source: Liberator Medical Holdings, Inc.